UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

MINERVA NEUROSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 284

Waltham, MA 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Minerva Neurosciences, Inc., a Delaware corporation, referred to hereafter as the Company. The meeting will be held on Thursday, June 16, 2016 at 8:00 a.m. Eastern time at the offices of Cooley LLP, 500 Boylston Street, 14th floor, Boston, MA 02116 for the following purposes:

1.	To elect the Board of Directors’ nominees, Dr. Remy Luthringer, Dr. Francesco De Rubertis, and Dr. Fouzia Laghrissi-Thode, to the Board of Directors to hold office until the 2019 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 20, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Mark S. Levine

Corporate Secretary

Waltham, Massachusetts

April 29, 2016

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

MINERVA NEUROSCIENCES, INC.

1601 Trapelo Road

Suite 284

Waltham, MA 02451

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 16, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of the Company, or the Board, is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. The Notice contains instructions about how to access our proxy materials online and vote online or by telephone. All stockholders will have the ability to access the proxy materials at the website referred to in the Notice or request to receive a printed set of the proxy materials, including a proxy card. Instructions on how to request a printed copy of the proxy materials may be found in the Notice.

The Notice was mailed on April 29, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 13, 2016.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 16, 2016 at 8:00 a.m. Eastern time at the offices of Cooley LLP, 500 Boylston Street, 14th floor, Boston, MA 02116. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 20, 2016 are entitled to vote at the Annual Meeting. On this record date, there were 27,942,145 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 20, 2016 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy by returning and completing a proxy card or voting over the telephone or the Internet. Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or Internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 20, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the

Notice is being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors; and

•	Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominee to the Board or you may “Withhold” your vote for such nominee. For the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone or Internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by returning and completing a proxy card or by voting over the telephone or Internet to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that you may request or that we may elect to deliver, and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern time on June 15, 2016 to be counted.

•	To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern time on June 15, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from the Company.

Simply follow the voting instructions in such notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 20, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and returning a proxy card or voting over the telephone or the Internet, or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other nominee how to vote your shares, the question of whether your broker, bank or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers, banks and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominee to the Board and “For” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your vote at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your vote in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may subsequently vote by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your vote to the Company’s Corporate Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your vote.

Your most current proxy card or telephone or Internet vote is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 30, 2016, to the Company’s Corporate Secretary at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act; provided, however, that if our 2017 Annual Meeting of Stockholders is held before May 17, 2017 or after July 17, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy materials for the 2017 Annual Meeting of Stockholders.

Pursuant to our Bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not later than the close of business on March 17, 2017 nor earlier than the close of business on February 16, 2017; provided, however, if our 2017 Annual Meeting of Stockholders is not held between May 17, 2017 and July 17, 2017, to be timely, notice by the stockholder must be received not earlier than the 15th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold,” and broker non-votes; and, with respect to the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker, bank or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome. Broker non-votes will have no effect.

•	To be approved, Proposal 2, ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2016, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 27,942,145 shares outstanding and entitled to vote. Thus, the holders of 13,971,073 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. If, at the time of filling any vacancy, the directors then in office constitute less than a majority of the whole Board, upon application of any stockholder(s) holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, the Delaware Court of Chancery may order an election be held to fill such vacancies or to replace the directors chosen by the directors then in office.

The Board presently has eight members. There are three directors in the class whose term of office expires on the date of the Annual Meeting. Each of the three nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2019 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if the authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board. Each nominee has agreed to serve if elected. The Company’s management has no reason to believe that any of the nominees will be unable to serve.

The following is a brief biography of each nominee for re-election and each director whose term will continue after the Annual Meeting:

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

Remy Luthringer, Ph.D., age 55, has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014. Dr. Luthringer was named our President and Chief Executive Officer in November 2014. Dr. Luthringer has served on our Board since November 2014. Dr. Luthringer serves as an advisor to Medicxi Ventures, formerly Index Ventures Life Sciences, and previously served as an advisor to Index Ventures and as Chief Medical Officer to Index Life VI, a biotechnology fund raised by Index Ventures. Dr. Luthringer received his Ph.D. in Pharmacology and Neurosciences from University Louis Pasteur (France). Our Board believes that Dr. Luthringer should serve on our Board due to his extensive knowledge of our business as well as his corporate vision and operational knowledge, which provide strategic guidance to our Board.

Francesco De Rubertis, Ph.D., age 46, has served as a member of our Board since our inception in August 2007. Dr. De Rubertis is a co-founder and General Partner of Medicxi Ventures, formerly Index Ventures Life Sciences, a venture capital firm comprising all of the life sciences portfolio companies, funds, and team from the life sciences division of Index Ventures. Previously, he was a Partner of Index Ventures (UK) LLP, a venture capital firm which provided investment advice to the Index Funds, which he joined in July 2009. Dr. De Rubertis has also served on the boards of directors of various life sciences companies including Versartis Inc. and Egalet Corporation. Dr. De Rubertis received his Laurea from the University of Pavia (Italy) and his Ph.D. from the University of Geneva (Switzerland). Our Board believes that Dr. De Rubertis’ experience as a member of various boards of directors of life sciences companies combined with his historic knowledge of our Company qualifies him to serve on our Board.

Fouzia Laghrissi-Thode, M.D., age 53, has served on our Board since May 2015. Dr. Laghrissi-Thode has held positions of leadership at AstraZeneca, Roche, Novartis and Sandoz in a broad range of therapeutic areas, including central nervous system, cardiovascular, metabolic disease and genito-urinary health. She is currently vice president of the cardiovascular and metabolism therapy area at AstraZeneca. Dr. Laghrissi-Thode holds an M.D. from the University of Tours School of Medicine in France, is board certified in psychiatry and is adjunct professor of psychiatry at the University of Pittsburgh. Our Board believes that Dr. Laghrissi-Thode’s extensive experience in the pharmaceutical industry and field of psychiatry qualifies her to serve on our Board.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Marc D. Beer, age 51, has served on our Board and as Chairman since December 2013. Mr. Beer served as Chief Executive Officer and a member of the board of directors of Aegerion Pharmaceuticals Inc., a publicly traded pharmaceutical company, from August 2010 to July 2015. Mr. Beer has also served as a member of the board of directors for Erytech Pharma, a publicly traded biopharmaceutical company. Mr. Beer holds a B.S. from Miami University (Ohio). Our Board believes that Mr. Beer’s extensive experience in the life sciences industry and as a member of the board of directors for various life sciences companies qualifies him to serve on our Board and as our Chairman.

David Kupfer, M.D., age 75, joined our Board in November 2015. Dr. Kupfer is Distinguished Professor Emeritus of Psychiatry at the University of Pittsburgh School of Medicine, where he chaired that department for 26 years. Dr. Kupfer also chaired the American Psychiatric Association Task Force for the development of the Fifth Edition of the Diagnostic and Statistical Manual of Mental Disorders, or DSM-5, which defines the criteria for the diagnosis and classification of mental disorders. Dr. Kupfer received his M.D. from Yale University in 1965. Our Board believes that Dr. Kupfer’s extensive experience in the field of psychiatry qualifies him to serve on our Board.

Jan van Heek, age 66, has served on our Board since July 2014. Since 2009, Mr. van Heek has been a Principal and Partner at BioPoint Group, a business development consulting company, where he advises biotechnology and other healthcare companies in commercial strategy development, financing, and business development. Mr. van Heek is also currently a board member of Amarin Corporation, a publicly traded biopharmaceutical company. He received an M.B.A. from St. Gallen University in Switzerland and an executive degree from Stanford Business School. Our Board believes that Mr. van Heek’s experience in the biotechnology industry and his executive experience, specifically his experience in executive officer positions at other companies in the biotechnology industry, as well as his service on other boards of directors, qualifies him to serve as a member of our Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Michèle Ollier, M.D., age 57, has served as a member of our Board since our inception in August 2007. Dr. Ollier is a co-founder and General Partner of Medicxi Ventures, formerly Index Ventures Life Sciences, a venture capital firm comprising all of the life sciences portfolio companies, funds, and team from the life sciences division of Index Ventures. Previously, she was a Partner of Index Ventures, SA, which she joined in 2006. Dr. Ollier has also served as a member of the board of directors for Aegerion Pharmaceuticals Inc., a publicly traded pharmaceutical company. Dr. Ollier holds a medical degree from Paris-Ouest University (France). Our Board believes that Dr. Ollier’s extensive experience in evaluating and advising life sciences companies qualifies her to sit on our Board.

Nico Vandervelpen, age 42, has been a member of our Board since August 2014. Mr. Vandervelpen is a founding managing director of Andaz Partners and Cube Management Company, both of which are independent management companies active in the life sciences and biotechnology communities of Europe and the United

States. He previously served in a variety of capacities at Limburgse Reconversie Maatschappij NV, or LRM, a Belgium-based private equity and venture capital firm. Mr. Vandervelpen has served on the board of directors of several life sciences companies, including TiGenix NV. Mr. Vandervelpen holds a Masters degree in commercial and business engineering from Hasselt University as well as a Master in Accountancy from VLEKHO Business School — Brussels. Our Board believes that Mr. Vandervelpen’s extensive experience in finance, business consulting, and project management in the healthcare and pharmaceutical industries qualifies him to serve on our Board.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable Nasdaq listing standards and our Corporate Governance Guidelines: Marc Beer, Jan van Heek, Francesco De Rubertis, David Kupfer, Fouzia Laghrissi-Thode, Michèle Ollier, and Nico Vandervelpen. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Dr. Luthringer is not considered independent because he is an executive officer of the Company.

BOARD LEADERSHIP STRUCTURE

Our Board has an independent chair, Mr. Beer, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board chair from President and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing Board committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

MEETINGS OF THE BOARD

The Board met six times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for the fiscal year ended December 31, 2015 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Remy Luthringer, Ph.D.
Marc D. Beer	X		X	*
Jan van Heek	X	*			X	[e]
Francesco De Rubertis, Ph.D.	X	[c]			X	[f]
Michèle Ollier, M.D.			X		X	*
Nico Vandervelpen			X
Fouzia Laghrissi-Thode, M.D.[a]	X	[d]
David Kupfer, M.D.[b]					X	[g]

Total meetings in 2015 fiscal year	4		3		2

*:	Committee Chairperson
a:	Elected to the Board on May 18, 2015.
b:	Elected to the Board on November 2, 2015.
c:	Resigned from Audit Committee on May 18, 2015.
d:	Appointed to Audit Committee on May 18, 2015.
e:	Resigned from Nominating and Corporate Governance Committee on November 2, 2015.
f:	Appointed to Nominating and Corporate Governance Committee on May 18, 2015.
g:	Appointed to Nominating and Corporate Governance Committee on November 2, 2015.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that, except as specifically described below, each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management regarding the effectiveness of internal controls over financial reporting;

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited consolidated financial statements and quarterly financial statements with management and the independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Mr. Beer, Mr. van Heek and Dr. Laghrissi-Thode. The Board has adopted a written Audit Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm.

The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that Messrs. Beer and van Heek, and Dr. Laghrissi-Thode are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the Nasdaq listing standards). Dr. De Rubertis served on the Audit Committee until May 18, 2015, when he resigned in connection with Dr. Laghrissi-Thode’s appointment to the Audit Committee. At that time, Dr. De Rubertis did not meet the independence requirements under the Nasdaq listing rules and we were relying on the independence phase-in for compliance with the independent audit committee requirements set forth in Nasdaq Marketplace Rule 5605(c). The Board appointed Dr. Laghrissi-Thode to the Audit Committee on May 18, 2015.

The Board has also determined that Mr. van Heek qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. van Heek’s level of knowledge and experience based on a number of factors, including his formal education and experience serving on audit committees for public reporting companies. The Board has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements.

Report of the Audit Committee of the Board(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015 with the management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mr. Jan van Heek, Chair

Mr. Marc D. Beer

Dr. Fouzia Laghrissi-Thode, M.D.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Beer, Dr. Ollier, and Mr. Vandervelpen. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the Nasdaq listing standards). The Board has adopted a written Compensation

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt, and oversee the Company’s compensation strategy, policies, plans and programs, including: to establish corporate and individual performance objectives relevant to the compensation of the Company’s executive officers; to review and approve of the compensation and other terms of employment of the Company’s Chief Executive Officer and other executive officers; to review and adopt or make recommendations to the Board in respect of any employment agreements or severance or change-in-control arrangements for the Company’s Chief Executive Officer and other executive officers; to administer the Company’s incentive and equity-based compensation plans; to review and recommend to the Board a succession plan for the Company’s Chief Executive Officer and other executive officers; and to review the compensation of the Company’s non-employee directors and recommend any proposed changes to the Board.

In addition, the Board has also determined that each member of the Compensation Committee is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and the General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The Compensation Committee has full access to all books, records, facilities, and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting, or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Radford as compensation consultant. The Compensation Committee requested that Radford:

•	evaluate the efficacy of and assist in refining the Company’s overall compensation philosophy and practices, including as related to base pay, bonus percentage, and the Company’s equity incentive and long term incentive plans, to support and reinforce the Company’s long-term strategic goals; and

•	review executive and outside director compensation in comparison to peer data and best market practices.

As part of its engagement, Radford reviewed a peer group of publicly traded companies in the life sciences industry at a stage of development, market capitalization, and size comparable to ours, which companies the Compensation Committee believed were generally comparable to our Company and against which the

Compensation Committee believed we competed for executive talent. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the markets in which the Company competes. Radford ultimately developed broad based recommendations using benchmarks that were presented to the Compensation Committee for its consideration.

In 2014, the Board formed a Non-Senior Officer Stock Option Subcommittee, or the Subcommittee, composed of the Chief Executive Officer, to which it delegated authority to grant, without any further action required by the Board or the Compensation Committee, stock options to newly hired individuals who carry titles lower than vice president, up to a defined number of shares depending on the title of the employee. In May 2015, the Board approved an amended and restated policy for delegating authority for grants of equity awards to newly hired individuals. Under the amended and restated policy, the Subcommittee, currently composed of Dr. Luthringer, may now grant stock options to newly hired individuals who carry titles lower than senior vice president, within a designated range of shares depending on the title of the employee. The purpose of this delegation of authority is to facilitate the timely grant of options to new non-senior management employees within specified limits approved by the Board. During the fiscal year ended December 31, 2015, the subcommittee exercised its authority to grant options to purchase an aggregate of 120,000 shares to new non-senior officer employees.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy, and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s approval. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee in consultation with the Board, which determines any adjustments to his compensation as well as equity awards to be granted. Some of the key factors the Compensation Committee considers in making pay decisions are as follows: historical compensation levels, relative position to the market, internal equity, individual and Company performance, strategic importance of role, and retention risk, among others.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying candidates qualified to serve as directors of the Company (consistent with criteria approved by the Board), recommending to the Board candidates for election as directors and the composition of each of the committees of the Board, overseeing the evaluation of the Board and its committees, and developing the Company’s corporate governance policies.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Kupfer, Dr. De Rubertis, and Dr. Ollier. Mr. van Heek served on the Nominating and Corporate Governance Committee until November 2, 2015, when he resigned in connection with Dr. Kupfer’s appointment to the Nominating and Corporate Governance Committee. The Board appointed Dr. De Rubertis to the Nominating and Corporate Governance Committee on May 18, 2015 and Dr. Kupfer to the Nominating and Corporate Governance Committee on November 2, 2015. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment, and the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience, and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may engage, if it deems appropriate, a professional search firm to identify qualified director candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation addressed to our Corporate Secretary at 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

While the Company has not established a formal policy for stockholder communications with the Board, stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of the Company at Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

These communications may be reviewed by one or more employees of the Company designated by the Board, who will determine whether the communication should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with the Company’s Whistleblower Policy that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

The Company has adopted a Code of Business Conduct and Ethics, or the Code of Ethics, which applies to all officers, directors, and employees. The Code of Ethics is available on the Company’s website at http://ir.minervaneurosciences.com/corporate-governance.cfm. If the Company makes any substantive amendments to the Code of Ethics or grants any waiver from a provision of the Code of Ethics to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, and has further directed that the Company’s management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company’s financial statements since the fiscal year ended December 31, 2011. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy and entitled to vote on the matter at the Annual Meeting, will be required to ratify the selection of Deloitte & Touche LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2015 and 2014, by Deloitte & Touche LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2015	2014
Audit fees(1)	$378,400	$318,415
Audit-related fees(2)	$192,427	$1,030,507
Tax fees	—	—
All other fees	$2,000	$2,000

Total fees	$572,827	$1,350,922

(1)	For both fiscal years ended December 31, 2015 and 2014, audit fees represent fees for audit services rendered in connection with the audit of our consolidated financial statements, as well as fees associated with reviews of documents filed with the SEC, our Annual Report on Form 10-K, and our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q.
(2)	For fiscal year ended December 31, 2015, included in audit-related fees are those associated with the filing of a resale registration statement on Form S-1 and a post-effective amendment thereto on Form S-3, as well as the filing of registration statements on Forms S-3 and S-8, and the delivery of related consents. For fiscal year ended December 31, 2014, included in audit-related fees are fees associated with the initial public offering of our common stock completed in July 2014, including the filing of our registration statement on Form S-1, as well as the filing of a registration statement on Form S-8, and the delivery of related comfort letters and consents.

All fees described above were pre-approved by the Audit Committee.

In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor, or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers, including their ages as of March 31, 2016. Biographical information for our President and Chief Executive Officer and director, Remy Luthringer, Ph.D., is included above with the director biographies under the caption “Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting.”

Name	Age	Position
Remy Luthringer, Ph.D.	55	President, Chief Executive Officer and Director
Geoffrey Race	55	Executive Vice President, Chief Financial Officer and Chief Business Officer
Joseph Reilly	41	Senior Vice President and Chief Operating Officer
Frederick Ahlholm	50	Senior Vice President and Chief Accounting Officer
Mark Levine	43	Senior Vice President, General Counsel and Corporate Secretary

Geoffrey Race has provided services to us since July 2010, first as a consultant and then as an employee beginning in May 2014 as Executive Vice President and Chief Financial Officer. Mr. Race was named our Chief Business Officer in January 2016. Prior to joining Minerva, Mr. Race served as the Chief Executive Officer and acting Chief Financial Officer of Funxional Therapeutics Ltd., a clinical stage pharmaceutical company which was spun out of Cambridge University, UK, from June 2010 to November 2013. Mr. Race is a Fellow of the Institute of Chartered Management Accountants and earned his M.B.A. from Durham University Business School (UK).

Joseph Reilly has served as an employee since January 2014 and was named our Chief Operating Officer in July 2014. Mr. Reilly was named Senior Vice President in May 2015. Prior to joining Minerva, Mr. Reilly served as Vice President and Head of Commercial Strategy and Operations at Genzyme, a Sanofi pharmaceutical company, from August 2012 to December 2013. He earned his B.S. in Finance at Boston College and his M.S. in Finance from the Wallace E. Carroll Graduate School of Management at Boston College.

Frederick Ahlholm has provided services to us since January 2014, first as a consultant and then as an employee beginning in June 2014. Mr. Ahlholm was named our Vice President and Chief Accounting Officer in July 2014, and was named Senior Vice President in May 2015. Prior to joining Minerva, from 2010 to 2013, Mr. Ahlholm served as Vice President of Finance and also as Chief Accounting Officer for Amarin Corporation, a commercial biopharmaceutical company. Mr. Ahlholm is a CPA and earned his BBA at the University of Notre Dame.

Mark Levine joined Minerva as Vice President and General Counsel in August 2014, and has served as our Corporate Secretary since September 2014 and as Senior Vice President since May 2015. Prior to joining Minerva, Mr. Levine served as Assistant General Counsel at athenahealth, Inc. from 2011 to 2014, and Associate General Counsel at Clinical Data, Inc. from 2006 to 2011. Mr. Levine earned his B.A. in political science from Binghamton University, SUNY, and his J.D. from Washington University School of Law in St. Louis.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2016 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
NAME	Shares	Percentage
Named Executive Officers and Directors:
Geoffrey Race(2)	497,385	1.8%
Remy Luthringer(3)	1,585,409	5.5%
Frederick Ahlholm(4)	65,305	*
Marc D. Beer(5)	178,856	*
Fouzia Laghrissi-Thode(6)	6,250	*
David Kupfer(7)	185,655	*
Francesco De Rubertis(8)	5,690,906	20.2%
Michèle Ollier(8)	5,690,906	20.2%
Nico Vandervelpen(9)	2,083	*
Jan van Heek(10)	34,651	*
All executive officers and directors as a group (10 persons)	8,246,500	28.1%
Other 5% Stockholders:
Funds affiliated with Care Capital(11)	1,559,716	5.6%
Funds affiliated with Index Ventures(8)	5,690,906	20.2%
Johnson & Johnson Innovation-JJDC Inc.(12)	4,500,159	15.8%
FMR LLC and its affiliates(13)	2,765,922	9.9%
Funds affiliated with Federated Investors(14)	5,058,642	18.1%
Funds affiliated with Highland Capital Management(15)	2,548,567	8.7%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	This table is based upon information supplied by officers, directors and, in the case of principal stockholders, Schedules 13D and 13G filed with the SEC or information provided by our transfer agent, Computershare Trust Company, N.A., which information may not be accurate as of April 29, 2016. The address of each executive officer and director listed on the table is c/o Minerva Neurosciences, Inc. 1601 Trapelo Road, Suite 284, Waltham, MA 02451. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the executive officers and directors named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 27,942,145 shares outstanding on March 31, 2016, adjusted as required by rules promulgated by the SEC.
(2)	Consists of (a) 206,648 shares of common stock and (b) options to purchase 290,737 shares of common stock that are exercisable within 60 days of March 31, 2016.
(3)	Consists of (a) 926,604 shares beneficially owned by Wint2felden Holding SA, a company wholly owned by Dr. Luthringer and (b) options to purchase 658,805 shares of common stock that are exercisable within 60 days of March 31, 2016.
(4)	Consists of (a) 10,000 shares of common stock and (b) options to purchase 55,305 shares of common stock that are exercisable within 60 days of March 31, 2016.
(5)	Consists of options to purchase 178,856 shares of common stock that are exercisable within 60 days of March 31, 2016.
(6)	Consists of options to purchase 6,250 shares of common stock that are exercisable within 60 days of March 31, 2016.

(7)	Consists of 181,488 shares of common stock and options to purchase 4,167 shares of common stock that are exercisable within 60 days of March 31, 2016.
(8)	The number of shares beneficially owned consists of (a) 950,997 shares of common stock and immediately exercisable warrants to purchase 35,376 shares of common stock held by Index Ventures III (Jersey) L.P. (“IVIII Jersey”), (b) 1,931,847 shares of common stock and immediately exercisable warrants to purchase 71,862 shares of common stock held by Index Ventures III (Delaware) L.P. (“IVIII Delaware”), (c) 34,414 shares of common stock and immediately exercisable warrants to purchase 1,280 shares of common stock held by Index Ventures III Parallel Entrepreneur Fund (Jersey), L.P. (“IVPEF III” and collectively with IVIII Jersey and IVIII Delaware, the “Index III Funds”), (d) 70,622 shares of common stock and immediately exercisable warrants to purchase 1,798 shares of common stock held by Yucca (Jersey) SLP (“Yucca”), (e) 1,321,464 shares of common stock and immediately exercisable warrants to purchase 48,790 shares of common stock held by Index Ventures IV (Jersey) L.P. (“IVIV Jersey”), (f) 125,434 shares of common stock and immediately exercisable warrants to purchase 4,631 shares of common stock held by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. (“IVPEF IV” and together with IVIV Jersey, the “Index IV Funds”) (g) 1,045,026 shares of common stock and immediately exercisable warrants to purchase 38,584 shares of common stock held by Index Ventures V (Jersey), L.P. (“IVV Jersey”), and (h) 8,468 shares of common stock and immediately exercisable warrants to purchase 313 shares of common stock held by Index Ventures V Parallel Entrepreneur Fund (Jersey), L.P. (“IVPEF V” and together with IVV Jersey, the “Index V Funds”). Index Venture Associates III Limited (“Index Venture III”) is the general partner of each of the Index III Funds. Yucca is a co-investment vehicle that is contractually required to mirror the Index III Funds’ investments and is an affiliate of Index Venture III. As a result, Index Venture III may be deemed to share voting and dispositive power over the shares of common stock and immediately exercisable warrants to purchase common stock held by the Index III Funds and Yucca. The address of Index Venture III and the Index III Funds is at No.1 Seaton Place, St. Helier, Jersey JE4 8YJ, Channel Islands. Index Venture Associates IV Limited (“Index Venture IV”) is the general partner of each of the Index IV Funds. Yucca is a co-investment vehicle that is contractually required to mirror the Index IV Funds’ investments and is an affiliate of Index Venture IV. As a result, Index Venture IV may be deemed to share voting and dispositive power over the shares of common stock and immediately exercisable warrants to purchase common stock held by the Index IV Funds and Yucca. Index Venture Associates V Limited (“Index Venture V”) is the general partner of each of the Index V Funds. Yucca is a co-investment vehicle that is contractually required to mirror the Index V Funds’ investments and is an affiliate of Index Venture V. As a result, Index Venture V may be deemed to share voting and dispositive power over the shares of common stock and immediately exercisable warrants to purchase common stock held by the Index V Funds and Yucca. The address of Index Venture IV, the Index IV Funds, Index Venture V, the Index Venture V Funds and Yucca is 44 Esplanade, St. Helier, Jersey JE4 9WG, Channel Islands. Dr. De Rubertis and Dr. Ollier, each one of our directors, share voting and investment power with respect to the foregoing shares. This information is based solely on the information reported on the Schedule 13D/A filed on March 23, 2015 by Index Ventures.
(9)	Consists of options to purchase 2,083 shares of common stock that are exercisable within 60 days of March 31, 2016.
(10)	Consists of (a) 3,333 shares of common stock and (b) options to purchase 31,318 shares of common stock that are exercisable within 60 days of March 31, 2016.
(11)	The number of shares beneficially owned consists of (a) 1,534,098 shares of common stock held by Care Capital Investments III L.P. and (b) 25,618 shares of common stock held by Care Capital Offshore Investments III LP. By virtue of Care Capital III LLC’s status as general partner of Care Capital Investments III L.P. and Care Capital Offshore Investments III LP, Care Capital III LLC may be deemed the beneficial owner of 1,559,716 shares of common stock held by Care Capital Investments III L.P. and Care Capital Offshore Investments III LP and may be deemed to share voting and dispositive power with respect to such shares. The address of Care Capital is 47 Hulfish Street, Princeton, New Jersey 08542. This information is based solely on the information reported on the Schedule 13D/A filed on March 31, 2016 by Care Capital Investments III L.P., Care Capital Offshore Investments III LP and Care Capital III LLC.
(12)	The number of shares beneficially owned includes 3,892,256 shares of common stock and immediately exercisable warrants to purchase 607,903 shares of common stock. The address for Johnson & Johnson

Innovation-JJDC Inc. is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. This information is based solely on the information reported on the Schedule 13G/A filed on February 12, 2016 by Johnson & Johnson Innovation-JJDC Inc. and the Form 4 filed on March 17, 2015 by Johnson & Johnson Innovation-JJDC Inc.
(13)	Consists of 2,765,922 shares of common stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02110. This information is based solely on the information reported on the Schedule 13G/A filed by FMR LLC and its affiliates on April 10, 2015.
(14)	Federated Investors, Inc. (the “Federated Parent”) is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. (the “Federated Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that collectively own 5,058,642 shares of common stock. The Federated Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of the Federated Parent. All of the Federated Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address of Federated Investors is Federated Investors Tower, Pittsburgh, Pennsylvania 15222. This information is based solely on the information reported on the Schedule 13G/A filed by Federated Investors on February 11, 2016.
(15)	The number of shares beneficially owned includes (a) 1,273,470 shares of common stock and immediately exercisable warrants to purchase 1,155,015 shares of common stock held by Highland Long/Short Healthcare Fund, a series of Highland Funds I, a Massachusetts business trust (“Long/Short Fund”), (b) 39,292 shares of common stock and immediately exercisable warrants to purchase 60,790 shares of common stock held by Highland Capital Healthcare Partners (Master), L.P., (“Healthcare Master”) (c) 10,000 shares of common stock held by Sterling Capital Long/Short Healthcare (“Sterling Healthcare”) and (d) 10,000 shares of common stock held by Wilmington Multi-Manager Alternative Fund (“Wilmington”, and collectively with Healthcare Master and Sterling Healthcare, the “Healthcare Funds” and the Healthcare Funds together with the Long/Short Fund, the “Highland Funds”). Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (“Highland Fund Advisors”), as the investment advisor to the Long/Short Fund and Strand Advisors XVI, Inc., a Delaware corporation (“Strand XVI”), as the general partner of Highland Fund Advisors, may be deemed to beneficially own the shares of common stock and immediately exercisable warrants to purchase common stock held by the Long/Short Fund. Highland Capital Healthcare Advisors, L.P., a Delaware limited partnership (“Healthcare Advisors”), as the investment advisor to the Healthcare Funds, Highland Capital Healthcare Advisors GP, LLC, a Delaware limited liability company (“Healthcare Advisors GP”), as the general partner of Healthcare Advisors, and Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”), as the sole owner of Healthcare Advisors GP, may be deemed to beneficially own the shares of common stock and immediately exercisable warrants to purchase common stock held by the Healthcare Funds. James D. Dondero is the president of Highland Services, shares power to vote and dispose of all of the shares of common stock, including shares of common stock underlying immediately exercisable warrants, held by the Highland Funds, and thus may be deemed to beneficially own all of the shares of common stock and immediately exercisable warrants held by the Highland Funds. The address of the Highland Funds, Highland Fund Advisors, Strand XVI, Healthcare Advisors, Healthcare Advisors GP, Highland Services, and James D. Dondero is 300 Crescent Court, Suite 700, Dallas, Texas 75201. This information is based solely on the information reported on the Schedule 13G filed by Highland Capital Management on February 11, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2015 and 2014 the compensation of the Company’s Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2015, which we refer to as our named executive officers.

NAME AND PRINCIPAL POSITION	YEARS	SALARY ($)	BONUS ($)		OPTIONS AWARDS ($)(7)	STOCK AWARDS ($)(8)		ALL OTHER COMPENSATION ($)		TOTAL ($)

Remy Luthringer, Ph.D.	2015	376,000	416,200	(1)	2,727,205	—		—		3,519,405
President and Chief Executive Officer	2014	213,761	144,000	(2)	3,320,132	10,542,670	(9)	56,400	(10)	14,276,963

Geoffrey Race	2015	324,450	308,169	(3)	1,468,553	—		3,973	(11)	2,105,145
Executive Vice President, Chief Financial Officer and Chief Business Officer	2014	210,000	253,750	(4)	1,770,750	—		114,000	(12)	2,348,500

Frederick Ahlholm, CPA	2015	272,950	104,838	(5)	466,887	—		689	(13)	845,364
Senior Vice President and Chief Accounting Officer	2014	154,583	109,616	(6)	477,756	—		77,000	(14)	818,955

(1)	Includes a bonus of $200,000 earned in connection with the private placement transaction which closed in March 2015, or the PIPE, and $216,200 as a performance bonus earned in 2015.
(2)	Includes a bonus of $50,000 paid in connection with the completion of the Company’s initial public offering which closed in July 2014, or the IPO, and $94,000 as a performance bonus earned in 2014.
(3)	Includes a bonus of $150,000 earned in connection with the PIPE and $158,169 as a performance bonus earned in 2015.
(4)	Includes a bonus of $175,000 paid in connection with the completion of the IPO and $78,750 as a performance bonus earned in 2014.
(5)	Includes a bonus of $25,000 earned in connection with the completion of the PIPE and $79,838 as a performance bonus earned in 2015.
(6)	Includes a bonus of $75,000 paid in connection with the completion of the IPO and $34,616 as a performance bonus earned in 2014.
(7)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2014 and 2015 computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(8)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards granted during 2014 and 2015 computed in accordance with FASB ASC Topic 718.
(9)	Represents the fair market value of 926,604 shares of common stock issued to Win2felden, a company owned by Dr. Luthringer. These shares became vested on June 30, 2014, at which time the Company recognized a stock-based compensation expense.
(10)	Includes $56,400 in consulting fees paid to Dr. Luthringer prior to his becoming an employee of the Company on May 1, 2014.
(11)	Represents $3,973 paid by the Company for Mr. Race’s life insurance premiums.
(12)	Represents $114,000 in consulting fees paid to Mr. Race prior to his becoming an employee of the Company on May 1, 2014.
(13)	Represents $689 paid by the Company for Mr. Ahlholm’s life insurance premiums.
(14)	Includes $77,000 in consulting fees paid to Mr. Ahlholm prior to his becoming an employee of the Company on June 2, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows for the fiscal year ended December 31, 2015, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Remy Luthringer, Ph.D	441,973	—		$6.00	6/29/24
	103,934	103,935	(1)	$6.00	6/29/24
	0	399,623	(2)	$5.19	4/13/25
	0	320,000	(3)	$4.71	12/03/25

Geoffrey Race	97,143	—		$6.00	6/29/24
	124,721	124,721	(4)	$6.00	6/29/24
	0	213,133	(5)	$5.19	4/13/25
	0	175,000	(6)	$4.71	12/03/25

Frederick Ahlholm, CPA	35,077	58,464	(7)	$6.00	6/29/24
	0	57,524	(8)	$5.19	4/13/25
	0	69,000	(9)	$4.71	12/03/25

(1)	25% of the shares subject to the option vested and became exercisable on November 12, 2014 and the balance of the shares vest and become exercisable in a series of twelve equal quarterly installments upon Dr. Luthringer’s completion of each quarter of service over the three-year period thereafter.
(2)	25% of the shares subject to the option vested and became exercisable on April 14, 2016 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon Dr. Luthringer’s completion of each quarter of service over the three-year period thereafter.
(3)	25% of the shares subject to the option will vest and become exercisable on December 4, 2016 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon Dr. Luthringer’s completion of each quarter of service over the three-year period thereafter.
(4)	25% of the shares subject to the option vested and became exercisable on November 12, 2014 and the balance of the shares vest and become exercisable in a series of twelve equal quarterly installments upon Mr. Race’s completion of each quarter of service over the three-year period thereafter.
(5)	25% of the shares subject to the option vested and became exercisable on April 14, 2016 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon Mr. Race’s completion of each quarter of service over the three-year period thereafter.
(6)	25% of the shares subject to the option will vest and become exercisable on December 4, 2016 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon Mr. Race’s completion of each quarter of service over the three-year period thereafter.
(7)	25% of the shares subject to the option vested and became exercisable on June 2, 2015 and the balance of the shares vest and become exercisable in a series of twelve equal quarterly installments upon Mr. Ahlholm’s completion of each quarter of service over the three-year period thereafter.
(8)	25% of the shares subject to the option vested and became exercisable on April 14, 2016 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon Mr. Ahlholm’s completion of each quarter of service over the three-year period thereafter.
(9)	25% of the shares subject to the option will vest and become exercisable on December 4, 2016 and the balance of the shares will vest and become exercisable in a series of twelve equal quarterly installments upon Mr. Ahlholm’s completion of each quarter of service over the three-year period thereafter.

ARRANGEMENTS WITH OUR NAMED EXECUTIVE OFFICERS

Each of our named executive officers is party to a written employment agreement with us. Before becoming our employees, Dr. Luthringer, Mr. Race, and Mr. Ahlholm provided services to us under consulting agreements.

Remy Luthringer, Ph.D.

Through our Swiss subsidiary, Mind-NRG Sàrl, or Mind-NRG, we entered into an employment agreement to employ Dr. Luthringer starting on May 1, 2014. Dr. Luthringer’s principal place of work is in Geneva, Switzerland. Pursuant to the terms of his employment agreement and his subsequent promotion to President and Chief Executive Officer in November 2014, Dr. Luthringer’s initial annual base salary is $376,000, subject to periodic review and increases at the discretion of the Board or a committee thereof. Dr. Luthringer is also eligible for an annual bonus of up to 50% of his then-current base salary based on the achievement of performance targets, as determined by the board of directors of Mind-NRG. Dr. Luthringer’s target annual bonus for the fiscal year ended December 31, 2015 was $188,000. Based on the Company’s and Dr. Luthringer’s respective achievement of corporate and personal goals, the Compensation Committee of the Board awarded Dr. Luthringer a performance bonus for the fiscal year ended December 31, 2015 of $216,200.

Pursuant to the terms of his employment agreement, Dr. Luthringer was granted an option to purchase 441,973 shares of common stock at an exercise price equal to $6.00 per share, which is fully vested and exercisable. Dr. Luthringer was also granted an option to purchase 207,869 shares of common stock, or the Luthringer IPO Option. The Luthringer IPO Option, granted on June 30, 2014, has an exercise price equal to $6.00 per share and vests and becomes exercisable as follows: (i) 25% of the shares subject to the Luthringer IPO Option vested and became exercisable on November 12, 2014 and (ii) the balance of the shares subject to the Luthringer IPO Option vest and become exercisable in a series of twelve equal quarterly installments over the three-year period thereafter, subject to Dr. Luthringer’s service through such vesting dates.

Dr. Luthringer’s employment may be terminated by Mind-NRG or Dr. Luthringer at any time with six months’ written notice or immediately for valid reasons under Article 337 of the Swiss Code of Obligations. If Dr. Luthringer is terminated by Mind-NRG for a reason other than a termination with immediate effect with good cause as set forth in Article 337 of the Swiss Code of Obligations, the number of unvested shares subject to the Luthringer IPO Option which, but for such termination, would have become vested during the twelve-month period following the date of such termination will immediately vest and become exercisable effective upon such termination.

Geoffrey Race

Through Mind-NRG, we entered into an employment agreement to employ Mr. Race starting on May 1, 2014. Mr. Race’s principal place of work is in Cambridge, United Kingdom. Pursuant to the terms of his employment agreement, Mr. Race’s initial annual base salary was $315,000, subject to periodic review and increases at the discretion of the Board, and was increased to $324,450 for the fiscal year ended December 31, 2015. Mr. Race is also eligible for an annual bonus of up to 50% of his then-current base salary based upon the achievement of performance targets, as determined by the Board or a committee thereof. Mr. Race’s target annual bonus for the fiscal year ended December 31, 2015 was $162,225. Based on the Company’s and Mr. Race’s respective achievement of corporate and personal goals, the Compensation Committee of the Board awarded Mr. Race a performance bonus for the fiscal year ended December 31, 2015 of $158,169.

Pursuant to the terms of his employment agreement, Mr. Race was granted an option to purchase 97,143 shares of common stock at an exercise price equal to $6.00 per share, which is fully vested and exercisable. Mr. Race was also granted an option to purchase 249,442 shares of common stock, or the Race IPO Option. The Race IPO Option, granted on June 30, 2014, has an exercise price equal to $6.00 per share and vests and becomes exercisable as follows: (i) 25% of the shares subject to the Race IPO Option vested and became exercisable on November 12, 2014, and (ii) the balance of the shares subject to the Race IPO Option vest and become exercisable in a series of twelve equal quarterly installments over the three-year period thereafter, subject to Mr. Race’s service through such vesting dates.

Mr. Race’s employment may be terminated by Mind-NRG or Mr. Race with six months’ written notice. Unless Mr. Race terminates his employment, the Race IPO Option will continue to vest during the six month notice period. In lieu of the required notice period, Mind-NRG may terminate Mr. Race’s employment at any time and with immediate effect by providing a payment equal to the amount of base salary and pension contributions that Mr. Race would have received during the foregone notice period. In addition, upon Mr. Race’s termination by Mind-NRG, 25% of the unvested shares subject to the Race IPO Option will accelerate and vest effective upon such termination, and all vested options will remain exercisable for a period of 12 months following termination (but in no event later than the original expiration date). Notwithstanding the foregoing, Mind-NRG may immediately terminate Mr. Race, and Mr. Race will not be entitled to any payment from Mind-NRG or any ongoing or accelerated vesting or extended exercise period, if he (i) commits any act of gross misconduct; (ii) commits any material or persistent breach of the terms of his employment agreement; (iii) is convicted of any criminal offense (other than a minor traffic offense); (iv) commits any act which constitutes an offense under the U.K. Bribery Act 2010; (v) has a bankruptcy order made against him or enters into a voluntary arrangement with his creditors; or (vi) is disqualified from holding office in the Company or any other company under the U.K. Insolvency Act 1986 or the U.K. Company Directors Disqualification Act 1986 or disqualified or disbarred from membership of, or subject to serious disciplinary action by, any professional or other body which undermines the confidence of the board of directors of Mind-NRG in Mr. Race’s continued employment. In addition, if Mr. Race terminates his employment, Mr. Race will not be entitled to any extended exercise period for his vested options.

Frederick Ahlholm

We entered into an employment agreement to employ Mr. Ahlholm starting on June 2, 2014. Mr. Ahlholm’s principal place of work is in Waltham, Massachusetts. Pursuant to the terms of his employment agreement, Mr. Ahlholm’s initial annual base salary was $265,000, subject to periodic review and increases at the discretion of our Board, and was increased to $272,950 for the fiscal year ended December 31, 2015. Mr. Ahlholm is eligible for an annual bonus of up to 30% of his then-current base salary based upon the achievement of performance targets, as determined by our Board or a committee thereof. Pursuant to his employment agreement, Mr. Ahlholm was paid a special bonus of $75,000 in connection with the closing of the IPO.

Pursuant to the terms of his employment agreement, Mr. Ahlholm was granted an option to purchase 93,541 shares of common stock at an exercise price equal to $6.00 per share, which vests and becomes exercisable as follows: (i) 25% of the shares subject to the option vested and became exercisable on June 2, 2015, and (ii) the balance of the shares vest and become exercisable in a series of twelve equal quarterly installments over the three-year period thereafter, subject to Mr. Ahlholm’s service through such vesting dates.

Mr. Ahlholm’s employment is at will. In the event of a termination of Mr. Ahlholm’s employment by us without cause (and not by reason of Mr. Ahlholm’s disability) or by him for good reason, Mr. Ahlholm will be entitled to receive (i) continuation of his base salary for a period of six months after the effective date of termination, (ii) reimbursement for his COBRA premiums on a grossed-up basis, less the amount active employees pay for health coverage, for a period of six months after termination, (iii) a pro-rata portion of his annual bonus (assuming that the annual bonus payment was equal to 30% of his base salary in effect at the time of termination), and (iv) immediate vesting of any unvested options or other equity awards that are outstanding at the time of termination and which, but for the termination, would have become vested during the six-month period following the date of termination. The payments and accelerated vesting described in the preceding sentence are subject to the execution and non-revocation of a release agreement and continued compliance of certain covenants set forth in Mr. Ahlholm’s employment agreement.

Under Mr. Ahlholm’s employment agreement, the terms used above are generally defined as follows:

“Cause” means: (i) conviction of (x) a felony or (y) a misdemeanor involving moral turpitude (other than a minor traffic violation), (ii) committing an act of fraud or embezzlement against the Company or its affiliates, (iii) materially breaching his employment agreement and failure to cure such breach within thirty days, (iv) materially violating any written policy of the Company and failing to cure such violation within thirty days, (v) materially failing or refusing to substantially perform his duties or to implement directives of the Board consistent with his position and failing to cure such failing or refusal within thirty days, (vi) willfully engaging in conduct or willfully omitting to take any action, resulting in material injury to the Company or its affiliates, monetarily or otherwise, or (vii) materially breaching his fiduciary duties as an officer or director of the Company; and

“Good Reason” means termination of employment by Mr. Ahlholm after the occurrence of any of the following without his consent: (i) the material diminution in the nature or scope of his responsibilities, duties or authority, (ii) a material reduction in base salary, (iii) a relocation of his principal work location of more than 50 miles, or (iv) a material breach of his employment agreement by the Company.

Payments Upon a Change in Control

Pursuant to the terms of our Amended and Restated 2013 Equity Incentive Plan, if one or more of the options granted to our named executive officers are not assumed or otherwise continued in effect by the successor corporation in the event of a change in control, such options would automatically accelerate and vest in full immediately prior to the change in control.

Confidentiality and Assignment Agreements

Each of the employment agreements with our named executive officers contains provisions with respect to confidential information and assignment of inventions. Among other things, each agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment or service with us and to assign to us any inventions conceived or developed during the course of employment or service with us.

DIRECTOR COMPENSATION

2015 Director Compensation Table

The following table presents the total compensation for each person other than our Chief Executive Officer who served as a member of our Board during 2015. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board in 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Marc D. Beer	86,250	20,400	106,650
David Kupfer, M.D.(2)	5,462	93,000	98,462
Jan van Heek	41,750	20,400	62,150
Fouzia Laghrissi-Thode, M.D.(3)	20,372	94,500	114,872
Michèle Ollier, M.D.	—	—	—
Francesco De Rubertis, Ph.D.	—	—	—
Nico Vandervelpen	—	81,000	81,000

(1)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2015 computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by director upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.
(2)	Dr. Kupfer joined our Board effective November 2, 2015.
(3)	Dr. Laghrissi-Thode joined our Board effective May 18, 2015.

As of December 31, 2015, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	Stock Options
Marc D. Beer	215,369
David Kupfer, M.D.	25,000
Jan van Heek	59,467
Fouzia Laghrissi-Thode, M.D.	25,000
Michèle Ollier, M.D.	—
Francesco De Rubertis, Ph.D.	—
Nico Vandervelpen	25,000

Non-Employee Director Compensation Policy

Our Board has adopted a Non-Employee Director Compensation Plan, or the Plan, for non-employee directors, which became effective on July 1, 2015, or the Effective Date. Under the terms of the Plan, each non-employee director is eligible to receive an annual cash retainer of $30,000 and the chairperson of the Board is eligible to receive an additional annual cash retainer of $50,000. The chairpersons of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are each eligible to receive additional annual cash retainers of $15,000, $10,000 and $7,000, respectively. Other members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are eligible to receive additional annual cash retainers of $7,500, $5,000 and $3,500, respectively. Under the terms of the Plan, each newly elected non-employee member of the Board is also eligible to receive a one-time grant of an option to purchase 25,000 shares of common stock promptly following election or appointment to the Board, or the Director Welcome Options. The Director Welcome Options vest quarterly over three years, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company. In addition, each non-employee director is eligible to receive an annual option grant to purchase 12,500 shares of common stock per year, or the Annual Grants. The Annual Grants vest in equal quarterly installments over one year, provided that the applicable non-employee director is, as of such vesting date, then a director of the Company.

Prior to our Board’s adoption of the Plan, the compensatory agreements set forth below with certain of our directors governed the compensation for such directors for their service during the 2015 fiscal year prior to the Effective Date.

Letter Agreement with Marc D. Beer

On October 16, 2013, we entered into a letter agreement offering Mr. Beer appointment to the Board as Chairman. Mr. Beer’s appointment to the Board became effective on December 20, 2013. Pursuant to the letter agreement, Mr. Beer was entitled to compensation for service as a board member in the amount of $75,000 per year, payable on a quarterly basis commencing in 2014.

Pursuant to his letter agreement, Mr. Beer was also granted an option to purchase 80,356 shares of common stock on December 20, 2013, the date of his appointment to the Board. 25% of the shares subject to the option vested and became exercisable upon the closing of the IPO, and the remaining 75% of the shares subject to the option vest and become exercisable in a series of 36 equal monthly installments through December 20, 2016, subject to Mr. Beer’s continued service with us on each applicable vesting date. Pursuant to his letter agreement, Mr. Beer was also granted an additional option to purchase 127,513 shares of common stock on June 30, 2014. The additional option has an exercise price equal to $6.00 per share and vests and becomes exercisable in a series of 36 equal monthly installments measured from December 20, 2013 through December 20, 2016, subject to Mr. Beer’s continued service with us on each applicable vesting date. The letter agreement further provides that all option grants that have been or may be made to Mr. Beer as a non-employee director will vest in full in the event of a change in control.

As of the Effective Date, Mr. Beer’s compensation is no longer governed by the letter agreement, but rather by the Plan.

Letter Agreement with Jan van Heek

On December 11, 2013, we entered into a letter agreement offering Mr. van Heek appointment to the Board. Pursuant to the letter agreement, Mr. van Heek was entitled to an annual retainer for his service as a member of the Board and chairman of the Audit Committee in the amounts of $25,000 and $10,000 per year, respectively, payable on a quarterly basis.

Pursuant to his letter agreement, Mr. van Heek was granted an option to purchase 51,967 shares of our common stock on June 30, 2014. The option has an exercise price equal to $6.00 per share. The option vests and becomes exercisable in a series of 48 equal monthly installments measured from July 3, 2014, subject to Mr. van Heek’s continued service with us on each such vesting date. The letter agreement further provides that all option grants that have been or may be made to Mr. van Heek as a non-employee director will vest in full in the event of a change in control.

As of the Effective Date, Mr. van Heek’s compensation is no longer governed by the letter agreement, but rather by the Plan.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration, and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement, or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were, or will be participants in which the amount involves, exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director, or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated, or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration, and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party, or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy. In addition, under our Code of Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

In considering related person transactions, our Audit Committee, or other independent body of our Board, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs, and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties, or to or from employees generally.

The policy requires that, in determining whether to approve, ratify, or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

All of the transactions described below under “Certain Related Person Transactions” were approved by the Audit Committee in accordance with our related person transaction policy.

CERTAIN RELATED PERSON TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Executive Compensation” and “Director Compensation” in this proxy statement and the transactions set forth below, since January 1, 2015, there has not been any transaction or series of transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting securities, or any members of their immediate family, had or will have a direct or indirect material interest. We believe the transactions set forth below were executed on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Private Placement

On March 13, 2015, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we, in a private placement, agreed to issue and sell to the investors an aggregate of 6,281,661 shares of our common stock at a price per share of $4.81, and warrants to purchase up to an aggregate of 6,281,661 shares of our common stock at a purchase price of $0.125 per share of common stock subject to the warrant, with an initial exercise price of $5.772 per share, for gross proceeds of approximately $31 million. Funds affiliated with Index Ventures purchased a total of 202,634 shares of common stock and warrants to purchase 202,634 shares of common stock in the private placement, for a total purchase price of approximately $1 million. Johnson & Johnson Innovation — JJDC, Inc., or JJDC, purchased a total of 607,903 shares of common stock and warrants to purchase 607,903 shares of common stock in the private placement, for a total purchase price of approximately $3 million.

In connection with the private placement, we also entered into a registration rights agreement with the investors, dated March 13, 2015, including funds affiliated with Index Ventures and JJDC. Pursuant to the terms of the registration rights agreement, we were obligated to prepare and file with the SEC, on or prior to May 2, 2015, a registration statement to register for resale the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the warrants sold in the private placement. We filed the registration statement on Form S-1 (Registration No. 333-203737) which became effective on May 11, 2015, and was amended by a Post-Effective Amendment No. 1 on Form S-3.

Co-Development and License Agreement

We are party to a co-development and license agreement with Janssen Pharmaceutica N.V., or Janssen, an affiliate of Johnson & Johnson Innovation-JJDC Inc., which holds greater than five percent (5%) of our outstanding common stock. Pursuant to this agreement, we are co-developing MIN-202 for the treatment of insomnia disorder and adjunctive major depressive disorder, and have the right to commercialize this compound in Europe, subject to royalty payments to Janssen, with Janssen having commercialization rights outside of the European Union, subject to royalty payments to us. We paid a total of $3.8 million to Janssen for the MIN-202 program during the year ended December 31, 2015, fulfilling our funding obligation under the co-development agreement for 2015.

Kupfer Investment

On March 17, 2016, we entered into a common stock purchase agreement, pursuant to which we, in a private placement, agreed to issue and sell to David Kupfer, a member of our Board, an aggregate of 181,488 shares of our common stock at a price per share of $5.51, for a total purchase price of approximately $1 million.

Stock Option Awards

For more information regarding stock option awards granted to our named executive officers and directors, see the sections entitled “Executive Compensation — Outstanding Equity Awards at Fiscal Year End” and “Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Registration Rights

Funds affiliated with Care Capital and Index Ventures are party to an investor rights agreement providing for rights to register under the Securities Act of 1933, as amended, certain shares of our capital stock after the expiration of the 180-day period following the completion of our IPO (as may be extended under certain circumstances).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2015.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, stock appreciation rights, stock awards and restricted stock units (a)	Weighted- average exercise price of outstanding options, stock appreciation rights, stock awards and restricted stock units	Number of securities remaining available for issuance under equity compensation plans(1) (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,388,698	$5.59	892,635
Equity compensation plans not approved by security holders	—	—	—

Total	3,388,698	$5.59	892,635

(1)	The number of shares reserved for issuance under the Company’s Amended and Restated 2013 Equity Incentive Plan, or the 2013 EIP, automatically increases on January 1 of each year, for a period of ten years, beginning on January 1, 2015 and continuing through and including January 1, 2024, by the lesser of (i) 4.00% of the total number of shares of common stock outstanding on the immediately preceding December 31, or (ii) 750,000 shares. Pursuant to the terms of the 2013 EIP, an additional 750,000 shares of common stock were added to the number of shares reserved for issuance under the 2013 EIP, effective January 1, 2016.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Minerva Neurosciences, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Minerva Neurosciences, Inc. to the attention of our Corporate Secretary, 1601 Trapelo Road, Suite 284, Waltham, MA 02451, or contact our Corporate Secretary at (617) 600-7373. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Mark S. Levine
Corporate Secretary

April 29, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Minerva Neurosciences, Inc., 1601 Trapelo Road, Suite 284, Waltham, MA 02451.

VOTE BY INTERNET - www.proxyvote.com
MINERVA NEUROSCIENCES, INC. 1601 TRAPELO ROAD, SUITE 284 WALTHAM, MA 02451	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E07144-P75469             KEEP THIS PORTION FOR YOUR  RECORDS

             DETACH AND RETURN  THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MINERVA NEUROSCIENCES, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
1. Election of Directors
Nominees:		☐	☐	☐
01) Dr. Remy Luthringer
02) Dr. Francesco De Rubertis
03) Dr. Fouzia Laghrissi-Thode
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E07145-P75469

MINERVA NEUROSCIENCES, INC.

Annual Meeting of Stockholders

June 16, 2016 8:00 AM EDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Remy Luthringer and Geoffrey Race, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MINERVA NEUROSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM EDT on June 16, 2016, at the offices of Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116-3736, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side